                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-45443


                            PROSPECTUS SUPPLEMENT
                             DATED AUGUST 6, 1998
                    TO THE PROSPECTUS DATED APRIL 10, 1998


                      ALTERNATIVE LIVING SERVICES, INC.


        Alternative Living Services, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated April 10, 1998 relating to the Company's $35,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2006 (the "Debentures") issued in a private placement on May 17, 1996 and the 1,717,217 shares of common stock, $.01 par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

        The table set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:



                                          Principal              Principal
                                           Amount                 Amount
                                             of                     of
                                         Debentures             Debentures               Percent of
                                        Beneficially            That May be             Outstanding
Name                                       Owned                   Sold                  Debentures
----                                    ------------            -----------             -----------
Schroder & Co. Inc.*.................    $505,000                 $505,000                  1.4%


-----------------
* As disclosed in a Prospectus Supplement dated July 14, 1998, Schroder & Co. Inc. is also offering for sale, pursuant to the Prospectus, Debentures in the principal amount of $3,000,000 (all or a portion of which may have already been sold), representing 8.6% of the outstanding Debentures. Schroder & Co. Inc. has acted as underwriter in connection with the offer and sale of certain of the Company's securities other than Debentures and as financial advisor to Sterling House Corporation in connection with the Company's acquisition thereof.